Exhibit 5.1

[On the letterhead of Allen & Gledhill LLP]

27 January 2015

Kenon Holdings Ltd.

1 Temasek Avenue #36-01

Millenia Tower

Singapore 039192

Dear Sirs

Registration Statement on Form S-8 of Kenon Holdings Ltd. (the “Company”)

1.	At your request, we have examined the Registration Statement on Form S-8 (excluding all Exhibits thereto) (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about 27 January 2015 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,601,490 ordinary shares in the capital of the Company (“Ordinary Shares”) and up to a maximum of 1,601,490 options (the “Registration Options”) to be granted over the Option Shares (as defined below). This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2.	The Ordinary Shares to be registered under the Registration Statement represent not more than three (3) per cent. of the total number of issued Ordinary Shares as at the date of this opinion, and comprise an aggregate of:

(a)	such number of Ordinary Shares (the “Award Shares”) underlying share awards granted or to be granted pursuant to the Kenon Holdings Ltd. Share Incentive Plan 2014 (the “SIP 2014”), the issuance of which is subject to the satisfaction of certain criteria prescribed by the compensation committee of the Board of Directors of the Company (the “Compensation Committee”); and

(b)	such number of Ordinary Shares (the “Option Shares”) subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding Registration Options to be granted under the Kenon Share Option Plan 2014 (the “SOP 2014”)

(the Award Shares and the Option Shares to be collectively defined as the “Registration Shares”).

3.	As your Singapore counsel, we have examined copies of:

(a)	the Directors’ resolutions in writing passed on 15 May 2014 approving the adoption of the SIP 2014 and delegating the authority for the allotment and issue of Award Shares to the Compensation Committee; and

(b)	the Directors’ resolutions in writing passed on 10 December 2014 approving the adoption of the SOP 2014 and delegating the authority for the allotment and issue of Option Shares to the Compensation Committee

(collectively, the “Company Board Resolutions”).

4.	We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereinafter expressed.

5.	We have assumed that:

(a)	there shall be subsisting a valid authority given to the Board of Directors of the Company pursuant to Section 161 of the Companies Act, Chapter 50 in respect of:

(i)	the grant of Registration Options at the time of grant of such Registration Options by the Board of Directors of the Company or, as the case may be, the Compensation Committee pursuant to the SOP 2014; and

(ii)	the issue of the Registration Shares at the time of the issue of the Registration Shares;

(b)	the Board of Directors of the Company or, as the case may be, the Compensation Committee shall:

(i)	before the issue of the Award Shares resolve to approve the allotment and issue by the Company of the Award Shares in accordance with the terms of the SIP 2014;

(ii)	before the grant of the Registration Options resolve to approve the grant by the Company of the Registration Options in accordance with the terms of the SOP 2014; and

(iii)	before the issue of the Option Shares resolve to approve the allotment and issue by the Company of the Option Shares in accordance with the terms of the SOP 2014 upon the exercise of the subscription rights represented by the outstanding Registration Options.

(the “Company’s Allotment Procedures”);

(c)	the copies of the Company Board Resolutions submitted to us for examination are true, complete and up-to-date; and

(d)	the Company Board Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Company Board Resolutions.

6.	Based upon and subject to the foregoing and subject to any matters not disclosed to us, we are of the opinion that:

(a)	the Award Shares allotted and issued by the Company (i) in accordance with the terms of the SIP 2014, (ii) pursuant to the Company’s Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Award Shares, will be legally issued, fully-paid and non-assessable;

(b)	the Registration Options granted by the Company (i) in accordance with the terms of the SOP 2014 against full payment of the specified consideration for the acceptance of the Registration Options, and (ii) pursuant to the Company’s Allotment Procedures, will be legally issued, fully paid and non-assessable;

(c)	the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding Registration Options to be granted under the SOP 2014 in accordance with its terms against full payment of the applicable exercise price, (ii) pursuant to the Company’s Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued, fully-paid and non-assessable.

7.	For the purposes of this opinion we have assumed that:

(a)	the term “non-assessable” in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Registration Shares; and

(b)	the expression “fully paid and non-assessable” in relation to the Registration Options to be granted means under Singapore law that holders of such Registration Options, having fully paid up the specified consideration for the acceptance of the Registration Options, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Registration Options. For the avoidance of doubt, the expression “fully paid and non-assessable” in relation to the Registration Options does not cover the personal liability on the part of holders of the Registration Options to pay the specified exercise price that is payable upon the exercise of such Registration Options.

8.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

9.	This opinion is given on the basis of the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully

/s/ Allen & Gledhill LLP

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